                                                              EXHIBIT 10(P)



                               RUSSEL METALS INC.

                                     - AND -

                        COLD METAL PRODUCTS COMPANY, LTD.



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                            ASSET PURCHASE AGREEMENT


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                             DATED OCTOBER 21, 1996

                                TABLE OF CONTENTS
                                -----------------

                                    ARTICLE 1
                                 INTERPRETATION

         1.1               Definitions............................................................  1
         1.2               Headings and Table of Contents.........................................  9
         1.3               Number and Gender......................................................  9
         1.4               Business Days..........................................................  9
         1.5               Currency and Payment Obligations.......................................  9
         1.6               Calculation of Interest................................................ 10
         1.7               Statute References..................................................... 10
         1.8               Section and Schedule References........................................ 10

                                    ARTICLE 2
                               PURCHASE OF ASSETS

         2.1               Agreement to Purchase and Sell......................................... 12
         2.2               Amount of Purchase Price............................................... 12
         2.3               Payment of Purchase Price.............................................. 12
         2.4               Allocation of Purchase Price........................................... 12
         2.5               GST Election........................................................... 12
         2.6               Waiver of Bulk Sales Act............................................... 13

                                    ARTICLE 3
                              CLOSING ARRANGEMENTS

         3.1               Closing................................................................ 14
         3.2               Vendor's Closing Deliveries............................................ 14
         3.3               Purchaser's Closing Deliveries......................................... 15
         3.4               Possession............................................................. 16
         3.5               Notices................................................................ 16
         3.6               Non-Transferable and Non-Assignable Assets............................. 16
         3.7               Planning Act........................................................... 17

                                    ARTICLE 4
                              CONDITIONS OF CLOSING

         4.1               Purchaser's Conditions................................................. 18
         4.2               Condition not Fulfilled................................................ 19
         4.3               Vendor's Conditions.................................................... 20
         4.4               Condition not Fulfilled................................................ 20

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         5.1               Representations and Warranties of the Vendor.......................... 21
         5.2               Representations and Warranties of the Purchaser....................... 32
         5.3               Survival of Representations and Warranties............................ 33

                                    ARTICLE 6
                                 INDEMNIFICATION

         6.1               Indemnity by the Vendor............................................... 34
         6.2               Indemnity by the Purchaser............................................ 35
         6.3               Limitations........................................................... 35
         6.4               Notice of Claim....................................................... 35
         6.5               Direct Claims......................................................... 36
         6.6               Third Party Claims.................................................... 36
         6.7               Settlement of Third Party Claims...................................... 37
         6.8               GST Gross-up.......................................................... 37
         6.9               Arbitration........................................................... 37

                                    ARTICLE 7
                                 INTERIM PERIOD

         7.1               Investigation......................................................... 38
         7.2               Authorizations........................................................ 38
         7.3               Confidentiality....................................................... 38
         7.4               Risk of Loss.......................................................... 40
         7.5               Action During Interim Period.......................................... 40
         7.6               Exclusive Dealings.................................................... 41
         7.7               Consents and Approvals................................................ 41
         7.8               Updates to Information................................................ 41
         7.9               Phase II Environmental Report......................................... 41

                                    ARTICLE 8
                                    EMPLOYEES

         8.1               Offer of Employment................................................... 43
         8.2               Accrual by Vendor; Purchase Price Adjustment.......................... 43
         8.3               Notice of Change of Employment........................................ 44
         8.4               Closing Statement..................................................... 44
         8.5               Pension Benefits...................................................... 44
         8.6               Employee Benefits..................................................... 46

         8.7               Disabled Employees....................................................... 47
         8.8               Computer Purchase Plan................................................... 47

                                    ARTICLE 9
                              POST-CLOSING MATTERS

         9.1               Excluded Assets.......................................................... 48
         9.2               Completion of Existing Orders............................................ 48
         9.3               Co-operation in Filing of Returns........................................ 48
         9.4               Non-Merger............................................................... 48
         9.5               Further Assurances....................................................... 48
         9.6               Accounts Payable List.................................................... 49
         9.7               Inventory Count.......................................................... 49
         9.8               Severance Application.................................................... 49
         9.9               Temporary Easements...................................................... 50

                                   ARTICLE 10
                                     GENERAL

         10.1              Expenses................................................................. 51
         10.2              Payment of Taxes......................................................... 51
         10.3              Public Announcements..................................................... 51
         10.4              Notices.................................................................. 51
         10.5              Time of Essence.......................................................... 53
         10.6              Entire Agreement......................................................... 53
         10.7              Waiver................................................................... 53
         10.8              Severability............................................................. 53
         10.9              Governing Law............................................................ 53
         10.10             Successors and Assigns; No Third Party Beneficiaries..................... 53
         10.11             Counterparts............................................................. 55

                            ASSET PURCHASE AGREEMENT
                            ------------------------


               This Agreement dated as of October 21, 1996 is made

B E T W E E N


                           RUSSEL METALS INC. (the "VENDOR")
                           ------------------

                           - and -

                           COLD METAL PRODUCTS COMPANY, LTD. (the "PURCHASER")
                           ---------------------------------


                                    RECITALS


A. The Vendor carries on the Business and is willing to sell the Assets to the Purchaser; and

B. The Purchaser is willing to purchase the Assets and to assume certain specified liabilities of the Business;

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:


                                    ARTICLE 1

                                 INTERPRETATION


1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

(1) "AGREEMENT" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

(2)   "APPLICABLE EMPLOYEE BENEFIT LAWS" has the meaning given in Section
      5.1(23).

(3) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter as at the date hereof. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) as it exists as at the date hereof by any Person having jurisdiction over it, or charged with its administration or interpretation.

(4) "ASSETS" means all the properties, assets, interests and rights of the Vendor which are Related to the Business (other than the Excluded Assets) including the following:

      (a) the Real Property;

      (b) the Personal Property;

      (c) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets or the Assumed Liabilities or otherwise Related to the Business;

      (d) the Contracts;

      (e) the Licences and Permits;

      (f) the Prepaid Amounts;

      (g) the Books and Records;

      (h) all goodwill Related to the Business including the present telephone numbers and other communications numbers and addresses of the Business; and

      (i) all proceeds of any or all of the foregoing received or receivable after the Closing Date.

(5) "ASSUMED LIABILITIES" means only the following Liabilities of the Vendor that are Related to the Business:

      (a) Liabilities incurred under (i) the Permitted Liens; (ii) the Personal Property Leases; (iii) the Contracts; (iv) the Licences and Permits; and (v) the Environmental Permits, in each case solely in respect of the period commencing on the Closing Date; and

      (b) Liabilities incurred in the ordinary course of business solely in respect of the period commencing on the Closing Date in respect of Employees' expenses, commissions, wages and salaries and vacation pay, worker's compensation levies, Canada Pension Plan contributions and unemployment insurance premiums in respect of such amounts.

         (6) "BOOKS AND RECORDS" means all books, records, files and papers Related to the Business or the Assets including drawings, engineering information, computer programs (including source code) with respect to that portion of the data processing system for the Business which forms part of the Assets, software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and all copies and recordings of the foregoing.

         (7) "BUSINESS" means the ownership and operation of a flat rolled steel operation located at 475 Kenora Avenue, Hamilton, Ontario, but not including the operations of the Kombi Line.

         (8) "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Hamilton, Ontario.

         (9)      "CANADIAN DOLLARS" means the lawful currency of Canada.

         (10)     "CLAIM" has the meaning given in Section 6.1.

         (11) "CLOSING DATE" means November 1, 1996 or such earlier or later date as may be agreed upon in writing by the Parties; provided that the Purchaser shall have the right to extend the Closing Date to a Business Day not later than November 15, 1996 upon two Business Days' written notice to the Vendor.

         (12) "COLLECTIVE AGREEMENT" means the collective agreement commencing July 18, 1994 and expiring July 17, 1996, as amended by the Memorandum of Agreement dated July 15, 1996, between the Vendor and the United Steelworkers of America, Local 5958.

         (13) "CONSENTS AND APPROVALS" means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

         (14) "CONTRACTS" means the contracts, agreements, leases and arrangements Related to the Business, but specifically excluding the Excluded Contracts.

         (15) "DATA PROCESSING SYSTEM" means the computer equipment and associated peripheral devices and the related operating and application systems and other software owned, leased or licensed by the Vendor and used by it in connection with the Business.

         (16)     "DIRECT CLAIM" has the meaning given in Section 6.4.

         (17) "DISABLED EMPLOYEE" means an Employee who was not available for work at the Business on the Closing Date due to illness, injury, accident or any other disabling condition.

         (18) "EMPLOYEE" means an individual who is employed by the Vendor in the operation of a flat rolled steel operation located at 475 Kenora Avenue, Hamilton, Ontario, and "EMPLOYEES" means every Employee; "Employee" also includes Mr. Ed Christie, who is not employed by the Vendor in the Business, but will be a Transferred Employee.

         (19)     "EMPLOYEE PLANS" has the meaning given in Section 5.1(23).

         (20) "ENVIRONMENTAL LAWS" means Applicable Law in respect of the natural environment, and in respect of the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

         (21) "ENVIRONMENTAL PERMITS" means all permits, certificates, approvals, consents, registrations and licences issued or required by any Environmental Laws or any court or governmental authority and relating to or required for the ownership and/or operation of the Business and/or the Assets.

         (22) "EXCLUDED ASSETS" means the following property and assets of the Vendor:

                  (a) all assets, properties, interests and rights not Related to the Business;

                  (b)      subject to the transfers of assets contemplated by
                           Section 8.5, all rights and interests in and to all Employee Plans of the Vendor and any related assets or insurance policies;

                  (c) the rights of the Vendor relating to this Agreement or any agreements or documents made pursuant to this Agreement;

                  (d)      all Excluded Contracts;

                  (e) all inventories and accounts receivable Related to the Business, other than any inventories maintained by the wood shop forming part of the Business;

                  (f)      all cash on hand or in banks or other depositories;

                  (g)      the Kombi Line; and

                  (h) that portion of the Data Processing System which is not located at 475 Kenora Avenue, Hamilton, Ontario.

         (23) "EXCLUDED CONTRACTS" means the contracts and agreements listed in Schedule 5.1(9) under the heading "Excluded Contracts".

         (24) "EXCLUDED LIABILITIES" means all Liabilities of the Vendor other than the Assumed Liabilities.

         (25)     "FINANCIAL STATEMENTS" has the meaning given in Section
                  5.1(29).

         (26) "GST" means goods and services tax imposed under Part IV of the Excise Tax Act (Canada).

         (27) "HAZARDOUS SUBSTANCE" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.

         (28) "IMPROVEMENTS" means all buildings, fixtures, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of the Real Property.

         (29) "INCLUDING" means "including without limitation", and "INCLUDES" means "includes without limitation".

         (30) "INDEMNIFIED PARTY" means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under
                  Article 6.

         (31) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 6.

         (32) "KIM-TAM" means Kim-Tam Truck Leasing Limited, an affiliate of Samuel, Son & Co., Limited.

         (33) "KIM-TAM AGREEMENT" means the agreement of purchase and sale dated as of August 30, 1996 made between Kim-Tam and the Vendor with respect to the sale of the property municipally known as 410 Nash Road, Hamilton, Ontario, a copy of which has been delivered to the Purchaser, together with any amendment thereto which has been approved in writing by the Purchaser.

         (34) "KOMBI LINE" means the Kombi "cut to length" line located at the Real Property.

         (35) "LAW" means any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law.

         (36) "LIABILITIES" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes.

         (37) "LICENCES AND PERMITS" means all licences, permits, filings, authorizations, approvals or indicia of authority Related to the Business or necessary for the conduct of the Business and includes the Environmental Permits.

         (38) "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

         (39) "MATERIAL ADVERSE CHANGE" means a change in the condition of the Business which has had or could reasonably be expected to have a significant adverse effect on the value of the Business or the Assets.

         (40) "NOTICES" means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which the Vendor is a party or by which the Vendor is bound or which is applicable to any of the Assets, in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

         (41) "PARTY" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "PARTIES" means every Party.

         (42)     "PERMITTED LIENS" means:

                  (a) Liens for Taxes and Realty Taxes if same are not due and payable;

                  (b) mechanics', construction, carriers', workers', repairers', storers' or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business which have not been filed, recorded or registered in accordance with Applicable Law or of which notice has not been given to the Vendor;

                  (c) minor title defects or irregularities consisting of minor survey exceptions, minor unregistered easements or rights of way, restrictions in the original grant from the Crown, restrictions implied by Applicable Law and other minor unregistered restrictions as to the use of Real Property which title defects, irregularities or restrictions do not, in the aggregate, materially impair the marketability of the Real Property or the operation of the Business or the continued use of the Real Property to which they relate after the Closing Date on substantially the same basis as such Real Property is currently being used and the Business is currently being operated and which have, in each instance, been complied with in all material respects;

                  (d) easements, covenants, rights of way and other restrictions which are registered against title to the Real Property as at October 1, 1996 and which have, in each instance, been complied with;

                  (e) agreements with municipalities which are registered against title to the Real Property as at October 1, 1996 provided that they have been complied with or adequate security has been furnished to secure compliance;

                  (f) the obligations of the Vendor pursuant to Section 19 of the Kim-Tam Agreement; and

                  (g)      the Personal Property Leases listed on Schedule
                           5.1(8).

         (43) "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

         (44) "PERSONAL PROPERTY" means all machinery, equipment, furniture, motor vehicles and other chattels Related to the Business (including those in possession of third parties), including the personal property listed in Schedule 5.1(6).

         (45) "PERSONAL PROPERTY LEASES" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements Related to the Business.

         (46) "PREPAID AMOUNTS" means all prepayments, prepaid charges, deposits, sums and fees Related to the Business or in respect of the Assets.

         (47) "PRIME RATE" means the prime rate of interest per annum quoted by Royal Bank of Canada from time to time as its reference rate of interest for Canadian dollar loans made to its commercial customers in Canada and which Royal Bank of Canada refers to as its "prime rate", as such rate may be changed from time to time; the Prime Rate is not necessarily the lowest rate of interest charged by Royal Bank of Canada to its customers.

         (48)     "PURCHASE PRICE" has the meaning given in Section 2.2.

         (49)     "PURCHASER'S BENEFIT PLANS" has the meaning given in Section
                  8.6.

         (50)     "PURCHASER'S UNION PENSION PLAN" has the meaning given in
                  Section 8.5(3).

         (51) "PURCHASER'S SOLICITORS" means Blake, Cassels and Graydon of Toronto, Ontario.

         (52) "REAL PROPERTY" means the real property that is beneficially owned by the Vendor and municipally described as 475 Kenora Avenue, Hamilton, Ontario, which real property is more particularly described in Schedule 5.1(5), including the Improvements.

         (53) "REALTY TAXES" means all provincial and municipal real property taxes, fees, levies, imposts and other assessments.

         (54) "RELATED TO THE BUSINESS" means, directly or indirectly, used in, arising from, or relating in any manner to the Business.

         (55) "RELEASE" means a discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is in breach of any Environmental Laws.

         (56)     "RIGHTS" has the meaning given in Section 3.6.

         (57) "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise and personal property taxes, and any other taxes, customs duties, fees or assessments, together with any instalments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

         (58)     "THIRD PARTY" has the meaning given in Section 6.6.

         (59)     "THIRD PARTY CLAIM" has the meaning given in Section 6.4.

         (60)     "TRANSFER AMOUNT" has the meaning given in Section 8.5.

         (61)     "TRANSFER DATE" has the meaning given in Section 8.5.

         (62) "TRANSFERRED EMPLOYEES" means Employees who fall within the bargaining unit described in the Collective Agreement and all other Employees who have accepted an offer of employment from the Purchaser as of the Closing Date, but not including any non-unionized Disabled Employees until such non-unionized Disabled Employee has accepted an offer of employment from the Purchaser on the terms offered by the Purchaser on the first Business Day following the Closing Date and has reported to work.

         (63)     "VENDOR'S BENEFIT PLANS" has the meaning given in Section 8.6.

         (64)     "VENDOR'S NON-UNION PENSION PLANS" has the meaning given in
                  Section 8.5(1).

         (65) "VENDOR'S UNION PENSION PLAN" has the meaning given in Section 8.5(2).

         (66)     "VENDOR'S SOLICITORS" means Fraser & Beatty of Toronto,
                  Ontario.


1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.


1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.


1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.


1.5 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement:

         (1) all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

         (2) except for the payments contemplated by Section 2.3(2), any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds; any payment contemplated by Section 2.3(2) may be made by ordinary cheque; and

         (3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 4:30 p.m. (Eastern

                  Standard time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.


1.6 CALCULATION OF INTEREST. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.


1.7 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.


1.8 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are as follows:


EXHIBITS
--------

         A        Promissory Note
         B        Allocation of Purchase Price
         C        General Conveyance
         D        Vendor's Bring-Down Certificate
         E        Vendor's Corporate Certificate
         F        Arbitration Rules
         G        Kombi Term Sheet
         H        Vendor's Solicitors' Opinion
         I        Data Processing Services Term Sheet
         J        Purchaser's Bring-Down Certificate
         K        Purchaser's Corporate Certificate
         L        Purchaser's Solicitors' Opinion
         M        Actuarial Assumptions
         N        Parent Guarantee
         O        Kim-Tam Agreement Assignment Agreement

SCHEDULES
---------

         1.1(42)           Permitted Liens
         4.1(9)            Draft Reference Plan
         5.1(4)            Assets
         5.1(5)            Real Property

         5.1(6)            Personal Property
         5.1(8)            Personal Property Leases
         5.1(11)           Non-Compliance with Applicable Laws
         5.1(13)           Data Processing
         5.1(14)           Licences and Permits
         5.1(15)           Consents and Approvals
         5.1(16)           Notices
         5.1(19)           Insurance
         5.1(20)           Environmental Matters; Remediation Measures
         5.1(21)           Employees and Employment Contracts
         5.1(22)           Collective Agreements; Complaints; Grievances, etc.
         5.1(23)           Employee Plans
         5.1(25)           Customers and Suppliers
         5.1(29)           Financial Statements

                                   ----------

                                    ARTICLE 2

                               PURCHASE OF ASSETS


2.1 AGREEMENT TO PURCHASE AND SELL. On the Closing Date, subject to the terms and conditions of this Agreement:

         (1) the Vendor shall sell and the Purchaser shall purchase the Assets as they exist at the Closing Date (including causing M. Lewis Management Co. Ltd. to sell the Real Property to the Purchaser on the Closing Date); and,

         (2)      the Purchaser shall assume the Assumed Liabilities.


2.2 AMOUNT OF PURCHASE PRICE. The purchase price payable by the Purchaser to the Vendor for the Assets (the "PURCHASE PRICE") shall be the amount of $7,800,000:


2.3 PAYMENT OF PURCHASE PRICE. On the Closing Date, the Purchaser shall pay to the Vendor an amount equal to $6,300,000, less the amount of any adjustment for salaries, commissions, bonuses, Canada Pension plan premiums, Workers' Compensation premiums, accumulated vacation pay credits as contemplated by
Section 8.2, Realty Taxes and plus or minus other adjustments which are customary in connection with the purchase and sale of real property in Ontario. The balance of the Purchase Price ($1,500,000) shall be evidenced by and payable in accordance with a promissory note substantially in the form attached as Exhibit "A". The Purchaser's obligations under such promissory note will be supported by a guarantee of Cold Metal Products, Inc. substantially in the form attached as Exhibit "N".


2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in the manner specified in Exhibit B. The Purchaser and the Vendor shall follow the allocations set out in Exhibit B in determining and reporting their liabilities for any Taxes and, without limitation, shall file their respective income tax returns prepared in accordance with such allocations.


2.5 GST ELECTION. On the Closing Date, the Vendor and the Purchaser shall execute jointly an election under Section 167 of the Excise Tax Act (Canada), following the prescribed form and including the prescribed information, to have the sale of the Assets take place on a GST-free basis under Part IX of the Excise Tax Act (Canada) and the Purchaser shall file such election with its GST return for the reporting period in which the sale of the Assets takes place.


2.6 WAIVER OF BULK SALES ACT. On the Closing Date, subject to the indemnification arrangements contemplated by Sections 6.1 and 6.3, the Purchaser shall waive compliance with the Bulk Sales Act (Ontario) in connection with the transactions contemplated by this Agreement.


                                   ----------

                                    ARTICLE 3

                              CLOSING ARRANGEMENTS


3.1 CLOSING. The closing of this transaction shall take place at 10:00 a.m. on the Closing Date (with effect as of 11:00 p.m. on the Closing Date) at the offices of the Purchaser's Solicitors, or at such other time or place as may be agreed orally or in writing by the Vendor and the Purchaser.


3.2 VENDOR'S CLOSING DELIVERIES. On the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

         (1) a general conveyance agreement substantially in the form of Exhibit C duly executed by the Vendor, together with such other bills of sale or instruments of conveyance, assignment or transfer as may be reasonably required by the Purchaser;

         (2) a registerable transfer by M. Lewis Management Company Ltd. to the Purchaser of legal title to the Real Property, together with an authorization and direction by the Vendor directing M. Lewis Management Company Ltd. to transfer the Real Property to the Purchaser and confirmation by the Vendor to the Purchaser that beneficial title of the Real Property has been transferred to the Purchaser;

         (3) an agreement including the terms set forth in Exhibit G duly executed by the Vendor setting forth the rights and obligations of the Vendor and the Purchaser relating to the operation and removal of the Kombi Line after the Closing Date;

         (4) a certificate of the President or other senior officer of the Vendor dated as of the Closing Date in the form of Exhibit D;

         (5) an agreement substantially in the form of Exhibit O assigning the rights of the Vendor and M. Lewis Management Company Ltd. under the Kim-Tam Agreement;

         (6) a certificate of the Secretary or other officer of the Vendor in the form of Exhibit E;

         (7) any Consents and Approvals listed on Schedule 5.1(15) which are designated as "Material Consents and Approvals" and any Licenses and Permits listed on Schedule 5.1(14) which are designated as "Material Consents and Approvals";

         (8) certificates evidencing the payment of all taxes collectable or payable by the Vendor in respect of the Business under provincial retail sales tax legislation of Ontario or under federal Goods and Services tax legislation;

         (9)      the election referred to in Section 2.5;

         (10)     the closing statement in respect of Employees referred to in
                  Section 8.4;

         (11) if available by the Closing Date, the easements and the lease referred to in Section 9.9;

         (12) an opinion of the Vendor's Solicitors addressed to the Purchaser and the Purchaser's Solicitors substantially in the form of Exhibit H;

         (13) an agreement including the terms set forth in Exhibit I relating to the provision by the Vendor to the Purchaser of data processing services after the Closing Date;

         (14) an "as built" survey with respect to the Real Property dated not earlier than July 31, 1996; and

         (15) all deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, and such other agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.


3.3 PURCHASER'S CLOSING DELIVERIES. At the Closing Date, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents and payments:

         (1) an agreement including the terms set forth in Exhibit G duly executed by the Purchaser setting forth the rights and obligations of the Vendor and the Purchaser relating to the operation and removal of the Kombi Line after the Closing Date;

         (2) a certificate of the President or other senior officer of the Purchaser dated as of the Closing Date in the form of Exhibit J;

         (3) a certificate of the Secretary or other officer of the Purchaser in the form of Exhibit K;

         (4) an agreement substantially in the form of Exhibit O under which the Purchaser assumes the obligations of the Vendor under Section 19 of the Kim-Tam Agreement;

         (5)      the payment referred to in Section 2.3(1);

         (6)      the promissory note referred to in Section 2.3;

         (7)      the guarantee of Cold Metal Products, Inc. referred to in
                  Section 2.3;

         (8) an opinion of the Purchaser's Solicitors to the usual matters regarding the promissory note and the guarantee referred to above, including the due authorization, execution, delivery and enforceability of such promissory note and guarantee, subject to the usual assumptions and qualifications, in a form satisfactory to the Vendor, acting reasonably;

         (9) an opinion of Purchaser's Solicitors addressed to the Vendor and Vendor's Solicitors substantially in the form of Exhibit L;

         (10)     the elections referred to in Section 2.5;

         (11) an agreement including the terms of Exhibit I relating to the provision by the Vendor to the Purchaser of data processing services after the Closing Date; and

         (12) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.


3.4 POSSESSION. On the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser vacant possession of the Assets free of Liens except Permitted Liens or except as otherwise provided herein.


3.5 NOTICES. On the Closing Date, the Vendor shall deliver the Notices to the Persons to whom they are addressed.


3.6 NON-TRANSFERABLE AND NON-ASSIGNABLE ASSETS. To the extent that any of the Assets to be transferred to the Purchaser on the Closing Date, or any claim, right or benefit arising under or resulting from such Assets (collectively, the "RIGHTS") is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any Applicable Law unless the approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing Date and until all such Rights are transferred to the Purchaser, the Vendor shall:

         (a) maintain its existence and hold the Rights in trust for the Purchaser;

         (b) comply with the terms and provisions of the Rights as agent for the Purchaser at the Purchaser's cost and for the Purchaser's benefit;

         (c) cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser; and

         (d) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser.

In order that the full value of the Rights may be realized for the benefit of the Purchaser, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser, necessary or proper in order that the obligations of the Vendor under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to the Vendor in respect of every such Right. The Purchaser shall indemnify and hold the Vendor harmless from and against any claim or liability under or in respect of such Rights arising because of any action of the Vendor taken pursuant to this Section.


3.7 PLANNING ACT. This Agreement does not and is not intended to create an interest in land unless the subdivision control provisions of the Planning Act have been complied with.


                                  ------------

                                    ARTICLE 4

                              CONDITIONS OF CLOSING


4.1 PURCHASER'S CONDITIONS. The Purchaser shall not be obliged to complete the purchase and sale of the Assets pursuant to this Agreement unless, on or before the Closing Date, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time; and the Vendor agrees with the Purchaser to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled on or before the Closing Date:

         (1) Representations and Warranties. The representations and warranties of the Vendor in Section 5.1 shall be true and correct on the Closing Date.

         (2) Vendor's Compliance. The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with on or before the Closing Date and shall have executed and delivered or caused to have been executed and delivered to the Purchaser on the Closing Date all the documents contemplated in Section 3.2 or elsewhere in this Agreement.

         (3) Due Diligence Investigation. The Purchaser shall have conducted and completed its investigation of the Vendor, the Business and the Assets, and the Purchaser, in its sole discretion, shall have been satisfied in all respects with the results of such investigation and, in its sole discretion, shall have determined to proceed with the transactions contemplated by this Agreement.

         (4) Material Adverse Change. There shall have been no Material Adverse Change to the Business or the Real Property since June 30, 1996.

         (5) No Litigation. There shall be no litigation or proceedings:

         (a) pending or threatened against any of the Parties hereto or against any of their respective directors or officers, or involving the assets or properties of any of them, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated hereby or otherwise claiming that such completion is improper; or

         (b) pending or threatened against any of the Parties or against any of their respective directors or officers which:

                  (i) in the result, could adversely affect the right of the Purchaser to acquire or retain the Assets or to continue the operations of the Business after Closing Date; or

                  (ii) in the judgment of the Purchaser, would make the completion of the transactions contemplated by this Agreement inadvisable.

         (6) Collective Agreement. The Collective Agreement shall have been duly executed and delivered by the parties thereto and remain in full force and effect.

         (7) Liens. The Purchaser shall be satisfied that the Assets shall be free and clear of all Liens except for Permitted Liens and shall have received an opinion of the Purchaser's Solicitors to that effect with respect to the Real Property.

         (8) Consents and Approvals. All the Consents and Approvals which are listed on Schedule 5.1(15) under the heading "Material Consents and Approvals" shall have been obtained.

         (9) Real Estate Matters. Applications for severance, as contemplated by
Section 9.8, approved by the Purchaser and Kim-Tam shall have been submitted to the relevant Land Division Committee. If the relevant Land Division Committee shall have dealt with such application, the severance shall have been granted and all terms of such severance imposed by the Land Division Committee shall be acceptable to the Purchaser.

         (10) Financing. The Purchaser shall have obtained financing for up to $2,500,000 of the Purchase Price on terms and conditions satisfactory to the Purchaser in its sole discretion.


4.2 CONDITION NOT FULFILLED. If any condition in Section 4.1 has not been fulfilled on or before the Closing Date, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

         (1) terminate this Agreement by notice to the Vendor, in which event the Purchaser shall be released from its obligations under this Agreement to complete the purchase of the Assets and, unless the Purchaser can show that the condition or conditions for the non-performance of which the Purchaser has terminated this Agreement are reasonably capable of being performed or caused to be performed by the Vendor, then the Vendor shall also be released from all obligations hereunder; or

         (2) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.


4.3 VENDOR'S CONDITIONS. The Vendor shall not be obliged to complete the transactions contemplated by this Agreement unless, on or before the Closing Date, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendor, and may be waived, in whole or in part, in writing by the Vendor at any time; and the Purchaser agrees with the Vendor to take all such actions, steps and proceedings within the Purchaser's reasonable control as may be necessary to ensure that the following conditions are fulfilled on or before the Closing Date:

         (1) Representations and Warranties. The representations and warranties of the Purchaser in Section 5.2 shall be true and correct at the Closing Date.

         (2) Purchaser's Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed by or complied with on or before the Closing Date and shall have executed and delivered or caused to have been executed and delivered to the Vendor on the Closing Date all the documents contemplated in Section 3.3 or elsewhere in this Agreement.

         (3) No Litigation. There shall be no litigation or proceedings pending or threatened against any of the Vendor or against its directors or officers, or involving the assets or properties of the Vendor, (i) for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated hereby or otherwise claiming that such completion is improper, or
(ii) which in the judgment of the Vendor, acting reasonably, would make the completion of the transactions contemplated by this Agreement inadvisable.


4.4 CONDITION NOT FULFILLED. If any condition in Section 4.3 shall not have been fulfilled on or before the Closing Date, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity (except to the extent so limited by Section 2.3), either:

         (1) terminate this Agreement by notice to the Purchaser in which event the Vendor shall be released from all obligations under this Agreement and, unless the Vendor can show that the condition or conditions for the non-performance of which the Vendor has terminated this Agreement are reasonably capable of being performed or caused to be performed by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; or

         (2) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.


                                -------------

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES


5.1 REPRESENTATIONS AND WARRANTIES OF THE VENDOR. As a material inducement to the Purchaser's entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 5.1, the Vendor represents and warrants to the Purchaser as follows:

         (1) Incorporation and Power. The Vendor is a corporation incorporated and validly subsisting under the Canada Business Corporations Act. The Vendor has the corporate power and authority and is qualified to own and dispose of the Assets. No act or proceeding has been taken by or against the Vendor in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Vendor.

         (2) Due Authorization. The Vendor has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments do not require any authorization by the shareholders of the Vendor.

         (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the transactions contemplated by this Agreement.

         (4) Title to Assets. The Vendor has good and marketable title to all the Assets (except that M. Lewis Management Company Ltd. holds legal title to the Real Property for the benefit of the Vendor), free and clear of any and all Liens, except for Permitted Liens and any Liens to be released or for which Consents and Approvals are to be obtained on or prior to the Closing Date.
Schedule 5.1(4) sets out a complete and accurate list of all locations where the Assets are situate, including a brief description of the Assets situate at each location. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or of any of the Assets out of the ordinary course of business.

         (5)      Real Property.

         (a) Schedule 5.1(5) lists the municipal address for and a proper legal description of the Real Property. The Vendor has good and marketable beneficial title to the Real Property free and clear of all Liens except Permitted Liens. Legal title to the Real Property is held by M. Lewis Management Company Ltd., as bare nominee for the Vendor.

         (b) The Real Property and the current use thereof comply with Applicable Law. No notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been received by the Vendor from any governmental authority having jurisdiction over the Real Property or from any other Person entitled to enforce the same.

         (c) There are no existing or, to the best of the Vendor's knowledge, proposed or contemplated expropriation proceedings that would result in the taking of all or any part of the Real Property or that would adversely affect the current use of the Real Property.

         (d) The Improvements have been constructed in material compliance with Applicable Law. All amounts for labour and materials relating to the construction and repair of the Improvements have been paid in full and, except for Permitted Liens, no one has a right to file a construction, builders, mechanics or similar lien in respect of the payment of such amounts.

         (e) All Realty Taxes with respect to the Real Property which are due have been paid in full and, except as disclosed on
                  Schedule 5.1(15), there are no local improvement charges, special levies or development charges outstanding in respect of the Real Property. The Vendor has not received any notice of proposed local improvement charges, special levies or development charges.

         (f) To the best of the Vendor's knowledge, all utilities required for the normal operation of the Business from the Real Property connect into the Real Property through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the operation of the Real Property for purposes of the Business.

         (g) To the best of the Vendor's knowledge, none of the Improvements has been designated as an historical site or building pursuant to Applicable Law and the Real Property is not designated for regulation by any conservation authority pursuant to Applicable Law. The Real Property is not and, to the best of the Vendor's knowledge, never has been used as a cemetery.

         (h) To the best of the Vendor's knowledge, the Improvements do not contravene any of the height requirements of any of the regulations under the Aeronautics Act (Canada).

         (i) The Real Property and the rights of the Vendor arising under the Kim-Tam Agreement to use certain adjacent real property is the only real property used in the operation of the Business. No Person (other than the Vendor and Kim-Tam, which has the benefit of certain easements under the Kim-Tam Agreement) has a right to occupy any part of the Real Property.

         (6) Personal Property. Schedule 5.1(6) lists each item of Personal Property which had a book value in the accounting records of the Vendor at the date of the Vendor's most recently completed financial year, of more than $1,000 or is otherwise material to the Business. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

         (7) No Leased Premises. None of the real property used by the Vendor in connection with the Business is leased from, or otherwise owned by, any Person other than the Vendor and Kim-Tam.

         (8) Personal Property Leases. Schedule 5.1(8) lists all the Personal Property Leases and identifies the ones which cannot be terminated by the Vendor without liability at any time upon less than 30 days' notice or which involve payment by it in the future of more than $5,000. Each Personal Property Lease is in full force and effect and has not been amended, and the Vendor is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any material default by the Vendor under any Personal Property Lease nor any material dispute that has not been resolved between the Vendor and any other party under any Personal Property Lease.

         (9) Contracts. The Vendor is not a party to any contract which is material to the Business. The Vendor has not received notice of any default, and the Vendor is not in default, under any Contract which default would have a material adverse effect upon the condition of the Business and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default.

         (10) Nash Road Pickle Line Authorization. The Vendor has provided to the Purchaser all materials in the possession of or under the control of the Vendor relating to the Vendor's application for authorization to construct a pickle line at 400 Nash Road, Hamilton, Ontario.

         (11) Compliance with Applicable Laws. Except as disclosed in Schedule 5.1(11) or pursuant to Section 5.1(20), the Business has been and is being operated in material compliance with Applicable Laws.

         (12) Intellectual Property. There are no patents, industrial designs or other similar intellectual property rights which are necessary in connection with the operation of the Business. The use of the Assets and the conduct of the Business does not infringe upon the industrial or intellectual property rights of any other Person.

         (13) Data Processing. Schedule 5.1(13) sets out (a) a brief description of the Data Processing System; and (b) a list of all agreements, including warranties, leases and licences, relating to the Data Processing System; (c) a list of the Assets which form part of the Data Processing System; and (d) a description of the Excluded Assets which form part of the Data Processing System. The Vendor has taken appropriate action by instruction, agreement or otherwise with its Employees or other persons permitted access to system application programs and data files used in the Data Processing System to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files.

         (14) Licences and Permits. The Vendor holds all licenses, permits, authorizations and approvals necessary to own the Assets and to operate the Business. Schedule 5.1(14) lists and describes all the Licences and Permits, identifies the ones that by their terms are not transferable and identifies those Licenses and Permits which are material to the Business. The Vendor holds, free and clear of any and all Liens except Permitted Liens, all material Licences and Permits. All material Licences and Permits are in full force and effect, the Vendor is not in violation of any term or provision or requirement of any such material Licences and Permits and, to the best of the Vendor's knowledge, no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any material Licence or Permit.

         (15) Consents and Approvals. Schedule 5.1(15) lists and describes all the Consents and Approvals and identifies those Consents and Approvals which are material to the Business. Except for the Consents and Approvals which are identified on Schedule 5.1(15) as being material to the Business, no material consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Purchaser to carry on the Business after the Closing Date as the Business is currently carried on by the Vendor.

         (16) Notices. Schedule 5.1(16) lists and describes all the Notices and identifies those Notices which are material to the Business. Except for the Notices which are identified on Schedule 5.1(16) as being material to the Business, no material notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Purchaser to carry on the Business after the Closing Date as the Business is currently carried on by the Vendor.

         (17) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement or entered into contemporaneously with this Agreement do not and will not result in or constitute any of the following:

         (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor, or any of its subsidiaries, of any contract (including contracts other than the Contracts) to which the Vendor, or any of its subsidiaries, is a party or of any Licence or Permit identified on Schedule 5.1(14) as being material to the Business;

         (b) an event which, pursuant to the terms of any Licence or Permit identified on Schedule 5.1(14) as being material to the Business, causes any right or interest of the Vendor to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

         (c)      the creation or imposition of any Lien (other than a Permitted
                  Lien) on any Asset; or

         (d) the violation of any Applicable Law applicable to or affecting the Vendor, or any of its subsidiaries, which is Related to the Business.

         (18) Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the best of the Vendor's knowledge, threatened by or against the Vendor Related to the Business or affecting the condition of the Business or the transactions contemplated by this Agreement; and to the best of the Vendor's knowledge, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

         (19) Insurance. Particulars of the policies of insurance Related to the Business and related to the Assets are set out in Schedule 5.1(19). All such policies are in full force and effect and the Vendor is not in default, whether as to the payment of premium or otherwise, under the terms of such policies.

         (20) Environmental Matters. The Vendor has delivered to the Purchaser a Phase I environmental report dated October, 1996 prepared by Beak Consultants Limited with respect to the Real Property. Except as disclosed on Schedule 5.1(20) or as disclosed in such Phase I environmental report or the Phase II environmental assessment to be performed by the Purchaser's environmental consultant, Temco Associates Corporation:

         (a) The Business and the Assets as carried on or used by the Vendor and its predecessors (including the condition of the Real Property and the waters on or under the Real

                  Property) have been and are currently carried on and used in material compliance with all Environmental Laws.

         (b) The Vendor has not used any machinery, equipment or facility included in the Assets or in the Real Property, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in material compliance with all Environmental Laws.

         (c) The Vendor is not, and has not been, subject to any proceedings alleging the violation of any Environmental Law in relation to the Business or the Assets and no part of the Business or the Assets is the subject of any proceedings to evaluate whether any remedial action is needed to respond to the Release or presence of a Hazardous Substance on the Real Property.

         (d) To the best of the Vendor's knowledge, there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or Liability regarding
                  (i) the Release or presence of a Hazardous Substance on lands used in or related to the Business and the Assets or on land where the Vendor has disposed or arranged for the disposal of materials arising from the conduct of the Business or (ii) the violation of any Environmental Law by the Vendor, its employees, agents or others for whom it is responsible in relation to the Business.

         (e) The Environmental Permits listed in Schedule 5.1(20) constitute all Environmental Permits which are required for the operation of the Business, including any machinery, equipment or facility constituting the Assets of the Business, as it is presently being conducted. The Environmental Permits presently held are valid and in full force and effect, and no material violations thereof have been experienced, noted, or recorded, and no proceedings are pending or, to the best of the Vendor's knowledge, threatened to revoke or limit any of them.

         (f) All Hazardous Substances disposed of, treated or stored by the Vendor on the Real Property or generated in the operation of the Business, have been disposed of, treated and stored in material compliance with all Environmental Laws.

         (g) There are no proceedings nor any circumstances or material facts relating to the Real Property or Related to the Business which could, if true, give rise to any proceedings, in which it is alleged that the Vendor or its predecessors are potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law, and for which the Purchaser may become financially responsible after the Closing Date.

         (h) The Vendor or its predecessors have maintained all environmental and operating documents and records relating to the Business and the Assets in the manner and for the time periods required by any Environmental Law, and the Vendor has allowed the Purchaser to review all environmental documents and records relating to the Business and the Assets prior to the Closing Date.

         (i)      There is no underground storage tank located on the Real
                  Property.

         (j) The Vendor has provided to the Purchaser true copies of (i) all reports relating to the Assets or the Business filed by the Vendor pursuant to any Environmental Law, and (ii) all environmental reports, audits, assessments or studies performed at the request or on behalf of the Vendor.

         (k) To the best of the Vendor's knowledge, there are no pending or proposed changes to Environmental Laws which would render illegal or materially restrict the operation of the Business.

         (l) The Improvements have not been insulated with any Hazardous Substance.

         (21) Employment Contracts. Schedule 5.1(21) lists all the Employees as of the date of this Agreement and the age, position, status, length of service, compensation and benefits of each of them, respectively. Schedule 5.1(21) specifically identifies all Employees who have employment contracts with the Vendor Related to the Business. Except as set out in Schedule 5.1(21) and 5.1(22), the Vendor is not a party to or bound by any contracts or requirements of Applicable Law in respect of any Employee, including:

         (a) any contracts or arrangements for the employment or statutory re-employment of any Employee; or

         (b) any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance, or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in Schedules 5.1(23A) and 5.1(23B).

         (22) Collective Agreements. With respect to the Business and the Kombi Line, except as set out in Schedule 5.1(22):

         (a) the Vendor is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees;

         (b)      the Vendor is not currently engaged in any labour negotiation;

         (c) the Vendor is not a party to any application, complaint or other proceeding under any statute;

         (d) to the best of the Vendor's knowledge, the Vendor is not engaged in any unfair labour practice and the Vendor is not aware of any pending or threatened complaint regarding any alleged unfair labour practices;

         (e) there is no strike, labour dispute, work slow down or stoppage pending or, to the best of the Vendor's knowledge, threatened against the Vendor;

         (f) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the best of the Vendor's knowledge, threatened against the Vendor;

         (g) the Vendor has not experienced any material work stoppage since January 1, 1985; and

         (h) to the best of the Vendor's knowledge, the Vendor is not the subject of any new union organization effort.

         (23)     Employee Plans.

         (a) Schedule 5.1(23) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees which are currently maintained, or to which the Vendor is contributing (the "EMPLOYEE PLANS").

         (b) All of the Employee Plans applicable to unionized Employees and, to the best of the Vendor's knowledge, all of the Employee Plans applicable to non-unionized Employees, are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans ("APPLICABLE EMPLOYEE BENEFIT LAWS"). To the best of the Vendor's knowledge, no fact or circumstance exists that could adversely affect the tax-exempt status of any Employee Plans.

         (c) Except as set forth in Schedule 5.1(23), all obligations regarding the Employee Plans applicable to unionized Employees and, to the best of the Vendor's knowledge, all obligations regarding the Employee Plans applicable to non-unionized Employees, have been satisfied, there are no outstanding material defaults or violations by the Vendor and, to the best of the Vendor's knowledge, by its agents or appointees, under any Employee Plan and no Taxes, penalties or fees are owing or exigible by the Vendor under any of the Employee Plans applicable to unionized Employees and, to the best of the Vendor's knowledge, under any Employee Plans applicable to non-unionized Employees.

         (d) Subject to the Collective Agreement, the current terms of the Vendor's Union Pension Plan permit the Vendor to unilaterally amend, modify, vary, revoke or terminate, in whole or in part, the Vendor's Union Pension Plan and take contribution holidays under or withdraw surplus from the Vendor's Union Pension Plan, subject only to approvals required by Applicable Employee Benefit Laws in respect of the unionized Employees and the Vendor is not aware of any facts or circumstances that would adversely affect the foregoing.

         (e) To the best of the Vendor's knowledge, no Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

         (f) Subject to the Collective Agreement, all contributions or premiums required to be made by the Vendor under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and except as set forth in Schedule 5.1(23) the Vendor does not have, and as of the Closing Date will not have, any liability (other than liabilities accruing after the Closing Date) with respect to any of the Employee Plans.

         (g) Except as disclosed pursuant to Section 5.1(23)(j), and subject to the Collective Agreement, no amendments have been made to any Employee Plan and no representations or promises concerning improvements to any Employee Plan have been made and no representations or promises concerning amendments or improvements to an Employee Plan will be made before the Closing Date.

         (h) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Vendor nor, to the best of its knowledge, any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

         (i) Subject to the Collective Agreement and approvals under Applicable Employee Benefit Laws in respect of the unionized Employees, the Vendor is not aware of any reason why the Purchaser may not merge the assets transferred from the Vendor's Union Pension Plan with any other registered pension plan or fund.

         (j) The Vendor has furnished or will make available to the Purchaser within a reasonable time prior to the Closing Date, true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all current funding agreements, actuarial reports, cost analyses, claims experience reports, funding and financial information returns and statements for the non-pension benefits and for the Vendor's Union Pension Plan (excluding the master trust funding agreement and master trust asset statement for the Vendor's Union Pension Plan), copies of material correspondence with all regulatory authorities with respect to matters outstanding as at the Closing Date with respect to the Vendor's Union Pension Plan and plan summaries, booklets and personnel manuals. The Purchaser shall be entitled to make copies of the foregoing material (excluding the document known as "Section 500 Guidelines for Positive Growth Employee Relations" which applies only to the non-union Employees). No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided or made available to the Purchaser pursuant to this Section 5.1(23).

         (k) Except as set forth in Schedule 5.1(23), the Vendor's Union Pension Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 5.1(23).

         (l) None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

         (m) All employee data necessary to administer each Employee Plan as it applies to Transferred Employees has been provided by the Vendor to the Purchaser and is true and correct.

         (n) Except as disclosed in Schedule 5.1(23), none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

         (o) The Vendor has no obligation or liability (fixed, contingent or otherwise) with respect to any employee benefit plans of the type referred to in Section 5.1(23)(a), other than the Employee Plans.

         (24) Bonuses. There are no bonuses, fees or other remuneration or compensation (other than normal salaries) which are accrued but will be unpaid as at the Closing Date, and there are no bonuses, fees or other remuneration or compensation relating to the period prior to the Closing Date which are not accrued but for which the Purchaser may be liable. The Vendor has not paid any bonus, fee, distribution, remuneration or other compensation to any Employee (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedules 5.1(21) and 5.1(23)).

         (25) Customers and Suppliers. Schedule 5.1(25) lists the 5 largest customers and the 5 largest suppliers of the Business for the 12 month period ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced and each supplier was paid during such period.
Schedule 5.1(25) also lists any volume rebate or other similar policy or practice relevant to the Business. The Vendor is not aware of, nor has it received notice of, any intention on the part of any such customer or supplier to cease doing business with the Vendor or to modify or change in any material manner any existing arrangement with the Vendor Related to the Business for the purchase or supply of any products or services.

         (26) Residence of Vendor. The Vendor is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada).

         (27) Deductions at Source. The Vendor has fulfilled all requirements under the Income Tax Act (Canada) and the Regulations thereto, the Canada Pension Plan, the Unemployment Insurance Act (Canada) and any applicable provincial legislation, for withholding of amounts from Employees and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

         (28) GST. The Assets constitute all or substantially all of the property used in a "commercial activity" for the purposes of Part IX of the Excise Tax Act (Canada) that forms all or part of a business carried on by the Vendor and the Vendor is a "registrant" under Part IX of the Excise Tax Act (Canada). The Vendor's GST registration number is R121687776RT.

         (29) Financial Statements; Taxes. The Vendor has furnished the Purchaser with an unaudited income statement for the Business for the six month period ended June 30, 1996 and an unaudited income statement for the Business for the nine month period ended September 30, 1996 (the "FINANCIAL STATEMENTS"), true and complete copies of which are annexed as Schedule 5.1(29). The Financial Statements present fairly the revenue and expenses of the Business for the relevant periods. Prior to the Closing Date, the Vendor will have allowed the Purchaser to review (a) all internal and external audit reports and notes prepared with respect to the Assets and the Business, and (b) all municipal, business and other similar tax returns relating to the Business or the Assets. Prior to the Closing Date, the Vendor will have furnished to the Purchaser a true and correct aged list of all accounts payable, including the name and address of each account payee and the amount owed as of September 30, 1996.

         (30) Brokerage Fees. The Vendor has not entered into any agreement which would entitle any Person to any valid claim against the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.


5.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Vendor as follows:

         (1) Incorporation and Power. The Purchaser is a corporation duly incorporated and validly subsisting under the laws of Ontario.

         (2) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

         (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

         (4) GST. The Purchaser is a "registrant" under Part IX of the Excise Tax Act (Canada) and its registration number is R101047199.

         (5) Consents and Approvals. Except for the consents required by the Purchaser from The Bank of New York and CIT Equipment Group Inc. (which have been received), the Purchaser does not require any consents or approvals in order to allow the Purchaser to execute and deliver this Agreement and to perform its obligations hereunder.


5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (1) The representations and warranties of the Vendor contained in
Section 5.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of 18 months from the Closing Date, and notwithstanding the Closing Date and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, but (a) there shall be no time limit on the representations and warranties of the Vendor set out in Section 5.1 which relate to the incorporation of the Vendor, the due authorization of this Agreement by the Vendor, the enforceability of the Vendor's obligations under this Agreement or the title of the Vendor to any personal property forming part of the Assets, and (b) the representations and warranties of the Vendor with respect to tax matters and the Employee Plans shall expire contemporaneously with the expiry of the relevant statutory limitation periods.

         (2) The representations and warranties of the Purchaser contained in
Section 5.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of 18 months from the Closing Date, and notwithstanding the Closing Date, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Purchaser set out in Section
5.2 which relate to the incorporation of the Purchaser, the due authorization of this Agreement by the Purchaser and the enforceability of the Purchaser's obligations under this Agreement.


                                 --------------

                                    ARTICLE 6

                                 INDEMNIFICATION


6.1 INDEMNITY BY THE VENDOR. The Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser's affiliates and their respective directors, officers and employees harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as "CLAIM") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

         (1) subject to Section 5.3(1), any breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

         (2) any breach of or any non-fulfillment of any covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

         (3) the waiver by the Purchaser of compliance with the Bulk Sales Act (Ontario) in connection with the transactions contemplated by this Agreement; or

         (4) the termination or lay-off by the Purchaser of any Employee employed as of the Closing Date if such Employee is terminated or laid off as a result of the removal from the Business of the Kombi Line after the Closing Date (including any termination or lay-off resulting from the exercise of any "bumping rights" under the Collective Agreement);

         (5)      any Excluded Liability;

         (6) any products sold by the Business prior to the Closing Date, including any Claim alleging product liability, breach of the Sale of Goods Act (Ontario) or any other type of Claim relating to the products sold by the Business prior to the Closing Date;

         (7) any termination or severance liability incurred by the Purchaser as a result of the return to work by any Disabled Employee after the Closing Date, including any termination or severance liability incurred by the Purchaser in favour of any other Employee as a result of the exercise by a returning Disabled Employee of any "bumping rights" under the Collective Agreement; or

         (8) any fines, penalties, damages, costs or expenses which may be imposed upon or incurred by the Purchaser in respect of any of the environmental remediation items referred to in Section 7.9;

6.2 INDEMNITY BY THE PURCHASER. The Purchaser shall indemnify and hold the Vendor, its directors, officers, employees, agents and representatives harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

         (1) subject to Section 5.3(2), any breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

         (2) any breach of or any non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.


6.3 LIMITATIONS. Subject to the proviso below, no Party shall have any Liability for indemnification pursuant to Sections 6.1 or 6.2 unless and until the accumulated aggregate amount of Claims of the Indemnified Party exceeds $25,000, following which all such accumulated Claims and all further Claims of the Indemnified Party shall be recoverable as provided in this Agreement; provided, however, that the foregoing limitation shall not apply to any Claim by the Purchaser for misrepresentation under Section 5.1(4) (as to the title of the Vendor to the Assets, free and clear of all Liens except for Permitted Liens) or for indemnity under any of Sections 6.1(3), 6.1(4), 6.1(5), 6.1(6), 6.1(7) or
6.1(8).


6.4 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section 6.1 or 6.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

         (a)      the factual basis for the Claim; and

         (b)      the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.


6.5 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to and finally settled by binding arbitration conducted in accordance with the Arbitration Rules set forth in Exhibit F.


6.6 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense. The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction to make a payment to any person (a "THIRD PARTY") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the

Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.


6.7 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.


6.8 GST GROSS-UP. The amount of any Claim submitted under Section 6.1 or 6.2 as damages or by way of indemnification as determined without regard to this
Section 6.8 shall be increased by an amount equal to the rate of Goods and Services Tax applied to such amount.


6.9 ARBITRATION. Any and all disputes, claims or controversies arising out of or in any way connected with or arising from this Agreement, its negotiation, performance, breach, enforcement, existence or validity, any failure of the Parties to reach agreement with respect to matters provided for in this Agreement and all matters of dispute relating to the rights and obligations of the Parties, which cannot be amicably resolved, even if only one of the Parties declares that there is a difference, shall be referred to and finally settled by private and confidential, binding, English language arbitration held in Ontario, governed by Ontario law and conducted in accordance with the rules set forth in Exhibit F.



                             -------------------

                                    ARTICLE 7

                                 INTERIM PERIOD


7.1 INVESTIGATION. Until the Closing Date, the Purchaser and its representatives and advisers shall be permitted to make such investigations, inspections, surveys or tests of the Business as the Purchaser deems necessary or desirable to familiarize itself with such properties, assets and other matters, provided same shall be carried out without undue interference with the operations of the Business. Without limiting the generality of the foregoing, the Purchaser shall, during normal business hours, be permitted complete access to all documents relating to information scheduled or required to be disclosed under this Agreement, the Employees, premises, books, minute books, contracts, documents, data, soil test reports, environmental reports, surveys, inspection reports, records regarding suppliers, customers and regulators, any other reports prepared by advisers and other records of the Business (and the Vendor shall provide photocopies to the Purchaser of all such written information and documents as may be reasonably requested by the Purchaser), including the items listed in Section 5.1(29). Except as provided in Section 5.1(20), any such investigations, inspections, surveys or tests shall not limit the representations and warranties of the Vendor under this Agreement, which shall continue in full force and effect, subject to the time limitations in Section 5.3.


7.2 AUTHORIZATIONS. The Vendor shall execute and deliver any authorizations required to permit the investigations, inspections, surveys or tests described in Section 7.1 and 7.9.


7.3 CONFIDENTIALITY.

         (1) Each Party shall (and shall cause each of its Representatives (as defined below) to) hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement (including Section 10.3), any Confidential Information (as defined below) of the other Party.

         (2) Section 7.3(1) shall not apply to the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In that case, the Party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the other Party of the requirement. Upon receiving such notification, the other Party may take any reasonable action to challenge the requirement, and the affected Party shall (or shall cause the applicable Representative to), at the expense of the other Party, assist the other Party in taking such reasonable action.

         (3) Following the termination of this Agreement in accordance with the provisions of either of Sections 4.1 or 4.2, each Party shall (and shall cause each of its Representatives to) promptly, upon a request from the other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the requesting Party; provided that if the Party so obligated to return Confidential Information or its Representatives have prepared summaries or analyses containing or concerning any Confidential Information, then such Party may, instead of returning the summaries or analyses, destroy them and provide a certificate to that effect to the requesting Party.

         (4)      For the purposes of this Section 7.3:

         (a) "CONFIDENTIAL INFORMATION" of a Party at any time means all information relating to such Party's business (including business plans, way of doing business, business results and prospects and customer lists) which,

                  (i) at the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by the other Party or its Representatives as being confidential, and

                  (ii) has been or is from time to time made known to or is otherwise learned by the other Party or any of its Representatives as a result of the matters provided for in this Agreement,

                  including the following information:

                  (iii)    the terms of this Agreement;

                  (iv)     a Party's proprietary software; and

                  (v)      a Party's business records,

                  but not including any information that at such time:

                  (vi) has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives;

                  (vii) was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement; or

                  (viii) becomes available to the other Party or its Representatives on a non-confidential basis from a Person other than the first-mentioned Party or any of its Representatives who is not, to the knowledge of such other Party or its Representatives, otherwise bound by confidentiality obligations to such first-mentioned Party in respect of such information or otherwise prohibited from transmitting the information to the other Party or its Representatives; and

         (b) "REPRESENTATIVES" with respect to any party means its respective directors, officers, employees, agents and other representatives and advisers.


7.4 RISK OF LOSS. The Assets shall be at the risk of the Vendor until the Closing Date. Until the Closing Date, the Vendor shall maintain in force all the policies of property damage insurance under which any of the Assets is insured. If, before the Closing Date, any of the Assets is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then:

         (a) the Purchaser may terminate this Agreement in accordance with the provisions of Section 4.1, in which case all obligations of the Purchaser and the Vendor under this Agreement shall terminate forthwith upon the Purchaser giving notice of such termination; or

         (b) the Purchaser may complete the purchase without reduction of the Purchase Price and require the Vendor to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction.


7.5 ACTION DURING INTERIM PERIOD. During the period between the date of execution of this Agreement and the Closing Date, the Vendor shall:

         (a)      carry on the Business in the normal course;

         (b) maintain and keep the Assets in good repair (normal wear and tear excepted);

         (c) notify the Purchaser immediately of any Material Adverse Change and of any breach of any representation, warranty or covenant in this Agreement;

         (d)      not amend in any way or terminate any Employee Plan;

         (e) not do any act or omit to do any act that would cause a breach of any representation, warranty, covenant or agreement contained in this Agreement; and

         (f) not hire any new employee or terminate any existing employee without prior consultation with the Purchaser.

7.6 EXCLUSIVE DEALINGS. During the period between the date of execution of this Agreement and the Closing Date, the Vendor shall not, and shall cause its shareholders not to, take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser and its designated and authorized representatives, concerning any sale, transfer, assignment, licence, merger or similar transaction involving the Business or the Assets. The Vendor shall notify the Purchaser promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer, assignment, licence, merger or similar transaction is received or being considered.


7.7 CONSENTS AND APPROVALS. The Vendor shall use all reasonable commercial efforts to obtain all Consents and Approvals before the Closing Date at the Vendor's own expense.


7.8 UPDATES TO INFORMATION. The Vendor shall update on or before the Closing Date, by amendment or supplement, any of the informational disclosure schedules referred to in this Agreement and any other disclosure in writing from the Vendor to the Purchaser as soon as reasonably possible after new or conflicting information comes to the attention of the Vendor. The Purchaser shall not be obligated to accept any such amendment or supplement and receipt of any such amendment or supplement shall not be deemed to be a waiver or release by the Purchaser of any provision of this Agreement.


7.9 PHASE II ENVIRONMENTAL REPORT. Prior to the Closing Date, the Purchaser may cause an environmental consultant retained by the Purchaser to perform such environmental assessments relating to the Real Property as the Purchase may consider necessary or desirable. The costs of such assessments shall be paid by the Vendor, to a maximum of $15,000. All such environmental assessments shall be performed at times reasonably acceptable to the Vendor without undue interference with the operations of the Business, and the Purchaser shall repair (and be responsible for the costs thereof) any material damage to the Real Property or adjacent lands resulting therefrom. The Vendor shall take the remediation measures identified in Schedule 5.1(20). In addition, if the environmental assessments referred to above disclose any non-compliance by the Real Property or the Business with any Environmental Laws, the Vendor shall take all measures as are, in the opinion of the Purchaser (acting reasonably), necessary to correct same. In addition, if additional environmental issues requiring remediation to comply with Environmental Laws are revealed during the course of any such remediation measures, the Vendor will remediate same. The Vendor shall cause all such remediation measures to be undertaken at the Vendor's expense as quickly as is reasonably practicable following the delivery by the Purchaser to the Vendor of a copy of the environmental report prepared by the Purchaser's environmental consultant; provided, however, that if, prior to the Closing Date, the Vendor determines (acting reasonably) that the estimated costs of remediation (including the measures identified in Schedule 5.1(20)) exceed $500,000 in the aggregate and the Vendor determines that it is not prepared to incur such costs to perform the remediation measures required by the Purchaser, or the Purchaser determines (acting reasonably) that it is not likely to be satisfied with the resulting environmental condition of the Real Property (despite the Vendor's remediation measures), then either the Vendor or the Purchaser may terminate this Agreement by notice to the other Party, in which event both Parties shall be released from their respective obligations under this Agreement.


                                ----------------

                                    ARTICLE 8

                                    EMPLOYEES


8.1 OFFER OF EMPLOYMENT; NON-SOLICITATION. The Purchaser shall provide employment, as of the Closing Date, to each of the unionized Employees employed as of the Closing Date in accordance with the Collective Agreement, and the Purchaser shall assume the Collective Agreement as of the Closing Date. The Purchaser shall offer employment, as of the Closing Date, to each of the non-unionized Employees (other than any non-unionized Disabled Employees and Don Glassco) employed as of the Closing Date on terms and conditions of employment that are substantially similar in the aggregate as presently exist for such employment. The Purchaser shall offer employment to the non-unionized Disabled Employees who are Employees of the Vendor on the date the Purchaser is satisfied that such Disabled Employees are able to return to full time work on the terms and conditions applicable at that time. The Vendor shall continue to maintain the non-unionized Disabled Employees as its employees until such Disabled Employees accept employment with the Purchaser or their employment is terminated by the Vendor. The Parties acknowledge that the terms of employment of any non-unionized Employee are subject to any specific changes to pension and benefit arrangements as are contemplated by Sections 8.5, 8.6 and 8.7. The Purchaser shall not be obligated to any Employee who refuses to accept employment with the Purchaser. The Vendor shall not encourage any Employee employed with the Business as of the Closing Date except Don Glassco to seek employment with any employer other than the Purchaser and the Vendor shall not employ any Transferred Employee for at least one year following the Closing Date.


8.2 ACCRUAL BY VENDOR; PURCHASE PRICE ADJUSTMENT. On or before the Closing Date, the Vendor shall accrue for each of the Transferred Employees all salaries, commissions, bonuses, Canada Pension Plan premiums, Workers' Compensation premiums and other amounts that may become payable to or receivable by such accepting Employees for all periods before the payroll date immediately preceding the Closing Date, including a pro-rated amount on account of accumulated vacation with pay credits (per employee) in respect of their employment with the Business or any predecessor of the Business. The Vendor shall deliver to the Purchaser on the Business Day before the Closing Date a certificate as to the aggregate amount of such accrual, and the portion of the Purchase Price payable on the Closing Date shall be reduced by an amount equal to the amount of such accrual. In addition, a similar accrual and certification shall be delivered by the Vendor to the Purchaser for the period from the payroll date immediately preceding the Closing Date to the Closing Date, and the Vendor shall pay to the Purchaser the amount of such accrual within 15 Business Days following the Closing Date. In addition, the Vendor shall settle, pay or accrue, for all other Employees, all amounts that may become payable to or in respect of or receivable by such employees before the Closing Date, including termination allowances, severance pay and accumulated vacation with pay credits. The Purchaser shall have the right to verify the amount of all such accruals and to require an adjustment payment from the Vendor in the event of an error.

8.3 NOTICE OF CHANGE OF EMPLOYMENT. The Purchaser may give such notice to the Employees concerning the change of their employer with respect to the Business as the Purchaser, in light of Applicable Law, considers reasonable, provided any such notice shall be pre-approved by the Vendor, which approval shall not be unreasonably withheld or delayed.


8.4 CLOSING STATEMENT. At least 10 days before the Closing Date, the Vendor shall deliver to the Purchaser an up-to-date list of all Employees as at such date certified by a senior officer of the Vendor. On the Closing Date, the Vendor shall also deliver to the Purchaser an up-to-date list of Employees as at the Closing Date.


8.5 PENSION BENEFITS.

         (1) Effective as of the Closing Date, the Transferred Employees who participate in the Russelsteel Metals Pension Plan E, Russel Metals Pension Plan F and the Russel Metals Group Retirement Savings Plan, (collectively the "VENDOR'S NON-UNION PENSION PLANS") shall cease to participate in and accrue benefits under such plans. The Vendor shall retain responsibility for, and satisfy all obligations with respect to, all pension and ancillary benefits accrued to each Transferred Employee under the Vendor's Non-Union Pension Plans. On or after the Closing Date, the Purchaser may establish for the non-unionized Transferred Employees such retirement and pension arrangements, if any, as it deems appropriate.

         (2) Effective as of the Closing Date, the unionized Transferred Employees who participate in the Russel Metals Inc. Pension Plan G pertaining to United Steel Workers of America Local 5958 - Hamilton (the "Vendor's Union Pension Plan") shall cease to participate in and accrue benefits under the Vendor's Union Pension Plan.

         (3) Effective as of the Closing Date, the Purchaser shall provide at its own expense, a pension plan registered with the appropriate federal and provincial regulatory authorities for the unionized Transferred Employees (the "PURCHASER'S UNION PENSION PLAN"). The Purchaser's Union Pension Plan shall provide benefits, other than benefits relating to surplus for unionized Transferred Employees in respect of their service prior to Closing and after the Closing Date to the expiry of the Collective Agreement on the same basis as provided under the Vendor's Union Pension Plan as constituted at the Closing Date, and as modified by amendments, if any, required by Applicable Law.

         (4) Within 45 Business Days after the Closing Date, the Vendor shall cause its actuary to perform actuarial valuations as at the Closing Date in accordance with the solvency assumptions described in Exhibit M hereto in order to determine the solvency liabilities under the Vendor's Union Pension Plan and the solvency liabilities for the unionized Transferred Employees and the unionized Disabled Employees under the Vendor's Union Pension Plan, and shall cause the amounts thereof and the funded ratio of assets held under the Vendor's Union Pension Plan as at the Closing Date to be reported to the Purchaser and to the Purchaser's actuary and notwithstanding the provisions of

Section 5.1(23)(j) shall furnish to each of them such other information and data as may be reasonably requested to permit a review and verification of such determinations by the Purchaser and its actuary and such information as may be required to be reported to the Pension Commission of Ontario to effect a transfer hereunder. If the Purchaser does not agree in writing to the determinations within 30 Business Days of receiving such information, the determinations shall be referred to and settled with full and final effect by a qualified actuary in the Metropolitan Toronto office of Eckler Partners (or their successor) within 30 Business Days thereafter and the reasonable costs and expenses of such actuary shall be borne equally by the Vendor and the Purchaser.

         (5) Within 10 Business Days following the determination of the solvency liabilities and assets referred to in paragraph (4), the Vendor shall apply for such regulatory approvals as may be required to transfer from the Vendor's Union Pension Plan to the Purchaser's Union Pension Plan such maximum amount determined as at the Closing Date as may be permitted by the applicable regulatory authorities to be transferred from the Vendor's Union Pension Plan to the Purchaser's Pension Plan in respect of the unionized Transferred Employees and unionized Disabled Employees (the "TRANSFER AMOUNT"). The Vendor shall deliver a true and complete copy of the Vendor's application to the Purchaser at the time the Vendor makes such application and shall promptly provide to the Purchaser copies of all correspondence with the regulators relating thereto.

         (6) Promptly after the determination of the Transfer Amount and subject to receipt by the Vendor of such regulatory approvals as may be required and subject to the adjustments referred to in Section 8.5(8), the Vendor shall cause the funding agent of the Vendor's Union Pension Plan to transfer the Transfer Amount together with interest thereon at the rate prescribed therefor in Exhibit M, to the funding agent of the Purchaser's Union Pension Plan. The date on which such amount is transferred from the Vendor's Union Pension Plan to the Purchaser's Union Pension Plan pursuant to this Section 8.5(7) shall be referred to as the "TRANSFER DATE". Written confirmation and copies of any and all such regulatory approvals shall be forwarded by each party to the other promptly upon receipt.

         (7) As soon as practicable after the Closing Date, but in any event no later than the Transfer Date, the Vendor shall make a payment to the Purchaser (considered to be an adjustment to the Purchase Price) of an amount equal to the amount by which,

                           (a) the solvency liability determined as at the Closing Date for unionized Transferred Employees and unionized Disabled Employees determined in accordance with paragraph 8.5(4)

                           exceeds

                           (b) the Transfer Amount as at the Closing Date,

together with interest adjustments thereon from the Closing Date to the date of payment at the rate prescribed therefor in Exhibit M.

         (8) From the Closing Date to the Transfer Date, the Vendor, shall cause the funding agent of the Vendor's Union Pension Plan to pay from the Vendor's Union Pension Plan and record as required, all pension and ancillary benefit payments relating to the unionized Transferred Employees and unionized Disabled Employees as directed by the Purchaser and the Purchaser's direction in respect thereof shall be in accordance with the Purchaser's Union Pension Plan and Applicable Laws. The amount of the aforesaid payment together with interest thereon from the date of payment to the Transfer Date, as adjusted in accordance with Exhibit M therefor, shall be deducted from, the Transfer Amount. The Vendor shall indemnify and hold the Purchaser harmless against and from any and all damages, claims, demands, actions, losses, liabilities, expenses or costs that the Purchaser may suffer or incur as a result of the Vendor's failure to carry out the directions of the Purchaser under this Section 8.5(8).


8.6               EMPLOYEE BENEFITS.

                  Promptly after the Closing Date, the Purchaser shall establish or cause to be established, at its own expense, with effect as of the Closing Date, benefit plans ("PURCHASER'S BENEFIT PLANS") to provide non-pension benefits for the Transferred Employees in connection with any and all claims of Transferred Employees incurred after the Closing Date. The non-pension benefits to be provided under the Purchaser's Benefit Plans are to be similar, in the aggregate, to the Vendor's Benefit Plans, but the Purchaser does not guarantee identical benefits. Such Transferred Employees who participate in the Vendor's non-pension benefit arrangements (the "VENDOR'S BENEFIT PLANS") according to the terms of the Vendor's Benefit Plans shall, with effect as of the Closing Date, cease to participate in and accrue benefits under the Vendor's Benefit Plans and shall commence participation in and accrue benefits under the Purchaser's Benefit Plans in accordance with, and subject to, the membership, eligibility and coverage requirements of the Purchaser's Benefit Plans, except that with respect to such Transferred Employees, the Purchaser's Benefit Plans shall waive any pre-existing condition limitations, shall accept any pre-approvals and shall honour any deductibles and out-of-pocket expenses incurred by such Transferred Employees and their dependants during 1996. Transferred Employees who are not participants in the Vendor's Benefit Plans as at the Closing Date shall become participants in and accrue benefits under the Purchaser's Benefit Plans as and from the Closing Date in accordance with, and subject to, the membership, eligibility and coverage requirements thereof. The Vendor shall retain responsibility under the Vendor's Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by the Employees before the Closing Date. For the purposes of this Section 8.6, a claim shall be deemed to have been incurred on the date of occurrence of an injury, the later of diagnosis of an illness and absence from work because of that illness, or any other event giving rise to such claim or series of related claims.

8.7 DISABLED EMPLOYEES.

         (1) Non-Pension Benefits and Non-Unionized Employees' Pension Benefits. Notwithstanding the provisions of sections 8.5 and 8.6, the Vendor shall, at its own cost, retain all responsibility for non-pension benefit entitlements of unionized Disabled Employees (including reimbursement of any costs incurred by the Purchaser if the Purchaser is required to provide such coverage by maintaining such unionized Disabled Employees on the Purchaser's Benefits Plans, other than the cost of any improvements to the non-pension benefits which come into effect after the Closing Date) and the pension benefits of non-unionized Disabled Employees, until the earlier of such Disabled Employee's normal retirement date or the date that the Vendor's insurance carrier deems that such Disabled Employee no longer qualifies for non-pension benefits, except that if any Disabled Employee returns to work with the Purchaser following the Closing Date, the provisions of Section 8.6 shall apply mutatis mutandis as though the word "Closing Date" in Section 8.6 meant the date upon which such Disabled Employee returns to work with the Purchaser.

         (2) Unionized Pension Benefits. The pension benefits of unionized Disabled Employees shall be transferred to the Purchaser's Union Pension Plan in accordance with Section 8.5 and the provisions of Exhibit M relating thereto.


8.8 COMPUTER PURCHASE PLAN. The Purchaser shall continue to collect payments under the Vendor's computer purchase plan on a bi-weekly basis from Transferred Employees who are identified in Schedule 5.1(21) as participants in the plan. Such payments shall be remitted by the Purchaser to GE Capital on behalf of the Vendor until the earlier of the date on which all payments required under the plan have been made and, in respect of individual Plan participants, the date that the employment of such Transferred Employee is terminated. In the event that there is a shortfall in payments made to GE Capital by the Purchaser as a consequence of the termination of employment of a participating Transferred Employee, the Vendor shall be responsible to GE Capital for any shortfall.


                                  -----------

                                    ARTICLE 9

                              POST-CLOSING MATTERS


9.1 EXCLUDED ASSETS. The Vendor shall at its own expense remove all tangible Excluded Assets (except the Kombi Line), if any, from the premises of the Business within 30 days following the Closing Date. Prior to March 4, 1997, the Vendor shall, at its own expense, remove the Kombi Line. Prior to such removal, the rights and obligations of the Vendor and the Purchaser with respect to the Kombi Line shall be governed by the principles attached hereto as Exhibit G. The Vendor shall take all reasonable steps to ensure that all assets to be removed from the premises of the Business are removed in a manner which minimizes any damage to the premises of the Business.


9.2 COMPLETION OF EXISTING ORDERS. After the Closing Date, the Purchaser shall complete, for its own account, any orders made by customers the work in respect of which was commenced but not completed by the Closing Date.


9.3 CO-OPERATION IN FILING OF RETURNS. The Purchaser agrees to allow the Vendor to inspect the Books and Records delivered to the Purchaser pursuant to this Agreement and to make copies thereof, at the Vendor's expense, to the extent necessary to allow the Vendor to prepare and file its tax returns.


9.4 NON-MERGER. Each party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 4 and (b) the representations and warranties contained in Article 5 and the related indemnities in Sections 6.1 and 6.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing Date and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.


9.5 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement. Without limiting the foregoing, at the request of the Purchaser and the expense of the Vendor, the Vendor will use all reasonable commercial efforts to obtain all assurances as may be required by the Purchaser or any of its creditors as to the title of any personal property forming part of the Assets, free of all Liens except Permitted Liens.

9.6 ACCOUNTS PAYABLE LIST. Within 15 days following the Closing Date, the Vendor shall deliver to the Purchaser a list of the accounts payable of the Vendor Related to the Business as at the Closing Date.

9.7 INVENTORY COUNT. Within 2 days following the Closing Date, the Vendor and the Purchaser shall conduct a joint inventory of steel coils owned by the customers of the Business, to ensure that the Parties understand the extent of the customer-owned steel coil inventory as at the Closing Date.

9.8 SEVERANCE APPLICATION. The Vendor shall apply for and pursue the obtaining of consents from the relevant Land Division Committee pursuant to the provisions of the Planning Act Ontario, for:

         (1) the creation of easements by Kim-Tam in favour of the Purchaser over Parts 5, 6, 12, 13 and 14 on the Draft Reference Plan attached as Schedule 4.1(9) (the "Draft Reference Plan");

         (2) for the severance of Part 7 on the Draft Reference Plan with a view to its transfer to the Purchaser; and

         (3) the creation of easements by the Purchaser in favour of Kim-Tam over Parts 8, 10 and 11 on the Draft Reference Plan,

in each case, solely at the Vendor's expense. This obligation shall survive closing and shall be a continuing obligation of the Vendor after closing. The Vendor shall deliver to the Purchaser copies of all applications for severance, correspondence and notices of meetings to the Purchaser on an on-going basis. The Purchaser shall have the right, acting reasonably, to approve all applications prior to their being submitted and any conditions imposed by the Committee, although the Vendor will be responsible for complying with any such conditions at its expense. If the Vendor does not pursue the obtaining of the aforesaid severances with due diligence, the Purchaser shall have the right to require the Vendor to cease doing so and to itself take over such application but the Vendor shall continue to be responsible for the reasonable costs of applying for, pursuing and obtaining the aforesaid severances, including satisfying any conditions imposed by the relevant Land Division Committee.

9.9 TEMPORARY EASEMENTS. The Vendor shall use all reasonable commercial efforts to obtain from Kim-Tam valid, registered easements benefitting the Real Property for a term of 21 years less 1 day over Parts 5, 6, 12, 13 and 14 on the Draft Reference Plan attached as Schedule 4.1(9) and a registered lease for a term of 21 years less 1 day over Part 7 on the Draft Reference Plan, in each case until consents under the Planning Act for the transfer of Part 7 and the creation of permanent easements over Parts 6, 12, 13 and 14 have been obtained. The other terms of such easements and the lease shall be satisfactory to the Purchaser, acting reasonably. In addition, the Vendor shall use all reasonable commercial efforts to obtain from Kim-Tam its agreement that the owner of the Real Property shall have access to the CN spur line which runs to the south of the Real Property.


                                 --------------

                                   ARTICLE 10

                                     GENERAL


10.1 EXPENSES. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.


10.2 PAYMENT OF TAXES. The Purchaser shall pay all land transfer taxes and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement. The Vendor shall pay all other Taxes payable as a result of the transactions contemplated by this Agreement.


10.3 PUBLIC ANNOUNCEMENTS. Except to the extent otherwise required by law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. The Parties confirm their intention to coordinate the issuance of any press releases to be issued as a result of the transactions contemplated by this Agreement. Upon the execution of this Agreement, each of the Parties intends to make a public announcement regarding this transaction, the terms of which have been agreed upon.


10.4 NOTICES.

(1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally,
(ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

         (i)      if to the Vendor, to:

                  Russel Metals Inc.
                  1900 Minnesota Court
                  Suite 210
                  Mississauga, ON  L5N 3C9
                  CANADA

                  Attention:  Mr. Carl Quenneville

         (ii)     if to the Purchaser, to:

                  Cold Metal Products Company, Ltd.
                  Head Office
                  Box 66, Station B
                  Hamilton, ON  L8L 7V2
                  CANADA

                  Attention:  Mr. Jack Watson

                  with a copy to:

                  Cold Metal Products, Inc.
                  8628 South Avenue
                  P.O. Box 6078
                  Youngstown, OH  44601
                  U.S.A.

                  Attention:  Mr. James R. Harpster

(2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3) Any Party may from time to time change its address under this Section 10.4 by notice to the other Party given in the manner provided by this Section.


10.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.


10.6 ENTIRE AGREEMENT. This Agreement and the other documentation executed and delivered by the Parties in connection with this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement and the other documentation executed and delivered by the Parties in connection with the Agreement.


10.7 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).


10.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.


10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.


10.10 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other party. No Person who is not a party to this Agreement may enforce any provision of this Agreement or otherwise derive any benefit or advantage hereunder.



                                  ------------

10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.


                  IN WITNESS WHEREOF the parties have executed this Agreement.



                                    RUSSEL METALS INC.




                                    By:  /s/ Brian R. Hedges
                                        --------------------
                                    Name:  Brian Hedges
                                    Title:  Vice-President and Chief Financial
                                            Officer



                                    COLD METAL PRODUCTS COMPANY, LTD.


                                    By: /s/  Jack W. Watson
                                        -------------------
                                    Name:  Jack W. Watson
                                    Title:  President